Exhibit 99.1

Magnetek Announces Fiscal 2010 Third Quarter Results

  Net sales for Q3 FY 2010 were $19.2 million and net loss from continuing operations was $.05 per share, including pension expense of $.07 per share.
  YTD FY 2010 cash provided by continuing operations (excluding pension contributions) was $6.0 million.
  Primary material handling markets continue to be impacted by capital spending downturn, however, renewable energy market growth accelerating.
  Backlog at March 28, 2010 was $21.2 million, up 4% from the prior quarter-end.

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--May 3, 2010--Magnetek, Inc. (“Magnetek” or “the Company”, NYSE: MAG) today reported the results of its fiscal 2010 third quarter ended March 28, 2010.

Third Quarter Results

In its fiscal 2010 third quarter Magnetek recorded revenue of $19.2 million, roughly flat sequentially compared with the second quarter of fiscal 2010, but a 24% decrease from the third quarter fiscal 2009 sales of $25.1 million, due mainly to lower sales of products for material handling applications. Current year third quarter material handling sales were $10.7 million compared to the prior year third quarter material handling sales of $16.2 million. As expected, sales of material handling products also declined sequentially from the second quarter by about $1.9 million, due to seasonal factors as well as low manufacturing capacity utilization rates. However, sales of products for renewable energy applications increased to $2.7 million during the third quarter primarily due to shipments of wind power inverters.

Commenting on the results, Peter McCormick, Magnetek’s president and chief executive officer, said: “We believe our served material handling markets are late cycle by nature, and accordingly, our business began to slow down about a year ago, later than many companies experienced. As a result, we believe we’ll emerge from the downturn a bit later than other industrial companies. While interest levels remain high based on current quotations, capital projects aimed at expanding capacity remain constrained. On the positive side, renewable energy projects continue to gain funding and our renewable energy revenues for calendar year 2010 are now projected to be near $18 million. Growth in this area of our business not only helps to offset softness in sales of our other products, but should also help the Company to regain profitability, perhaps as early as the June quarter.”

Gross profit amounted to $5.5 million (28.5% of sales) in the third quarter of fiscal 2010 versus $7.8 million (30.9% of sales) in the same period a year ago. Lower sales volume of material handling and mining products, which was partially offset by savings from cost reduction actions implemented over the past 12 months, was primarily responsible for the decrease in gross profit over the prior year third quarter.

Total operating expenses, consisting of research and development (R&D), pension expense and selling, general and administrative (SG&A) costs, were $6.6 million in the third quarter of fiscal 2010, comparable to operating expenses in the prior-year period. Current year third quarter operating expenses were impacted by significantly higher pension expense, which increased to more than $2.0 million in the third quarter of fiscal 2010 from $0.8 million in the prior year third quarter. Absent the increase in pension expense in the current year, operating expenses decreased approximately $1.1 million and the Company would have reported near break-even third quarter income from operations. In response to lower levels of sales throughout the economic downturn, the Company has reduced its fixed costs by nearly $5 million annually, and management continues to look for further actions to improve processes and production efficiency, as well as further reduce the Company’s fixed cost structure.

The Company recorded an after-tax loss from continuing operations in the third quarter of fiscal 2010 of $1.4 million, or a $.05 loss per share versus income from continuing operations of $1.2 million, or $.04 earnings per share for the fiscal 2009 third quarter.

Including results of discontinued operations, the Company recorded a net loss of $1.6 million or a $.05 loss per share in the third quarter of fiscal 2010 versus net income of $0.2 million or $.01 per share in the third quarter of fiscal 2009. The Company’s prior year third quarter loss from discontinued operations of $1.1 million included a loss of $1.0 million related to the termination of a lease agreement for office space in Nashville, Tennessee.

Cash balances decreased by $4.0 million during the third quarter of fiscal 2010 to $12.8 million at March 28, 2010, due mainly to third quarter cash contributions of $2.6 million to the Company’s defined benefit pension plan and higher accounts receivable balances at March 28, 2010.

Operations and Outlook

Total bookings for the third quarter of fiscal 2010 were $19.3 million, resulting in a total company book-to-bill ratio for the quarter of 100%; however, the book-to-bill ratio of material handling products was 113%, as third quarter bookings of product for material handling applications increased to $12.1 million. Total company order backlog was $21.2 million at March 28, 2010, an increase of $0.8 million over the December 2009 backlog of $20.4 million. During the third quarter, the Company announced it received a production order for newly designed liquid-cooled wind power inverters valued at $1.5 million, scheduled to be delivered through June 2010. The Company’s modular utility-scale wind power inverters regulate and transform DC power generated by wind turbines into utility-grade AC power, which is distributed to the power transmission grid.

Subsequent to the end of the third quarter, the Company announced that it received an additional production order valued at more than $6 million for wind power inverters, scheduled to be delivered by the end of calendar year 2010.

“While it remains very difficult to predict how robust the overall economic recovery will be, and more specifically, how that will impact our served markets, we have seen clear improvements in prospects for renewable energy opportunities. Based mainly on projected sales growth in this part of our business, we expect our sales for the fourth quarter to increase on a double-digit percentage basis sequentially from the third quarter,” concluded Mr. McCormick.

The Company expects sales for the fourth quarter of fiscal 2010 to reflect a sequential increase from the current year third quarter sales of $19.2 million, due mainly to increasing scheduled deliveries of wind power inverters during the fourth quarter, and to a lesser extent, from higher sales of products for material handling applications. Gross margins in the fourth quarter of fiscal 2010 are expected to be near the Company’s historical 30% target.

Operating expenses in the fourth quarter of fiscal 2010 are expected to remain relatively flat with the third quarter. Compared to the prior year fourth quarter, operating expenses are expected to increase, mainly due to higher pension expense of $2.1 million compared to the prior year expense of $0.9 million. The increase is due mainly to lower pension plan asset values resulting from lower than expected returns on assets experienced during fiscal 2009. Pension expense for fiscal 2010 is measured using asset and liability values as of June 28, 2009; however, since June 2009, the Company’s pension plan assets have increased in value by approximately $16 million as equity values have increased. Looking forward, actual pension expense for fiscal year 2011 will be dependent on interest rates and the value of pension plan assets at the end of June 2010.

Company Webcast

This morning, at 11:00 a.m. Eastern standard time, Magnetek management will host a conference call to discuss Magnetek’s fiscal 2010 third quarter results. The conference call will be carried live and individual investors can listen to the call at www.earnings.com while institutional investors can access the call at www.streetevents.com. A replay of the call will be available on the “Investor Relations” page of Magnetek's website www.magnetek.com for ninety days. A replay of the call also will be available through Monday, May 10, 2010 by phoning 706-645-9291 (Conference ID # 65613250).

Magnetek, Inc. (NYSE: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery. The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Canonsburg, Pa. as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its fourth quarter and fiscal and calendar year 2010. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and renewable energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

The Company may, in the course of its financial presentations, earnings releases, earnings conference calls, and otherwise, publicly disclose certain numerical measures which are or may be considered "non-GAAP financial measures” under SEC Regulation G. "GAAP" refers to generally accepted accounting principles in the United States. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. The Company’s public disclosures may include non-GAAP measures such as EBITDA and adjusted EBITDA. EBITDA represents its GAAP results adjusted to exclude interest, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude non-cash pension and stock compensation expenses.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	(13 weeks)	(13 weeks)	(39 weeks)	(39 weeks)
	March 28,	March 29,	March 28,	March 29,
Results of Operations:	2010	2009	2010	2009
Net sales	$19,185	$25,111	$56,251	$78,223
Cost of sales	13,721	17,353	39,287	51,618
Gross profit	5,464	7,758	16,964	26,605
Research and development	1,002	928	2,898	2,698
Pension expense	2,052	846	6,155	2,539
Selling, general and administrative	3,576	4,778	11,123	16,183
Income (loss) from operations	(1,166)	1,206	(3,212)	5,185
Interest income	(11)	(14)	(27)	(124)
Income (loss) from continuing operations before
provision for income taxes	(1,155)	1,220	(3,185)	5,309
Provision for income taxes	251	(25)	612	1,069
Income (loss) from continuing operations	(1,406)	1,245	(3,797)	4,240
Loss from discontinued operations	(207)	(1,067)	(836)	(1,242)
Net income (loss)	$(1,613)	$178	$(4,633)	$2,998

Per common share - basic and diluted:
Income (loss) from continuing operations	$(0.05)	$0.04	$(0.12)	$0.14
Loss from discontinued operations	$(0.01)	$(0.03)	$(0.03)	$(0.04)
Net income (loss) per common share	$(0.05)	$0.01	$(0.15)	$0.10

Weighted average shares outstanding:
Basic	31,098	30,866	31,025	30,774
Diluted	31,098	30,892	31,025	30,855

	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	March 28,	March 29,	March 28,	March 29,
Other Data:	2010	2009	2010	2009
Depreciation expense	$259	$266	$774	$779
Amortization expense	13	-	39	-
Capital expenditures	284	269	977	665

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands )

	March 28,
	2010	June 28,
	(Unaudited)	2009
Cash	12,500	18,097
Restricted cash	262	262
Accounts receivable	12,050	11,598
Inventories	10,698	12,617
Prepaid and other current assets	825	1,242
Total current assets	36,335	43,816

Property, plant & equipment, net	3,872	3,649
Goodwill	30,451	30,359
Other assets	5,854	6,256

Total assets	$76,512	$84,080

Accounts payable	$6,444	$5,716
Accrued liabilities	4,780	6,313
Current portion of long-term debt	4	11
Total current liabilities	11,228	12,040

Pension benefit obligations, net	68,839	76,849
Long-term debt, net of current portion	1	4
Other long-term obligations	1,518	1,615
Deferred income taxes	5,570	4,863

Common stock	311	309
Paid in capital in excess of par value	138,705	138,094
Accumulated deficit	(6,154)	(1,521)
Accumulated other comprehensive loss	(143,506)	(148,173)
Total stockholders' deficit	(10,644)	(11,291)

Total liabilities and stockholders' deficit	$76,512	$84,080

CONTACT:
Marty Schwenner
Vice President, Chief Financial Officer
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com